                                                                EXHIBIT 12

                          EL PASO NATURAL GAS COMPANY

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                          FOR THE SIX MONTHS ENDED
                                  JUNE 30,                        YEAR ENDED DECEMBER 31,
                         ------------------------------- ------------------------------------------
                           PRO      PRO                    PRO      PRO
                          FORMA    FORMA                  FORMA    FORMA
                           1996     1996                   1995     1995
                         ASSUMING ASSUMING               ASSUMING ASSUMING
                          STOCK    STOCK                  STOCK    STOCK
                         ISSUANCE ISSUANCE               ISSUANCE ISSUANCE
                            IS     IS NOT                   IS     IS NOT
                         APPROVED APPROVED 1996     1995 APPROVED APPROVED 1995 1994 1993 1992 1991
                         -------- -------- ----     ---- -------- -------- ---- ---- ---- ---- ----
                                                    ($ IN MILLIONS)
EARNINGS
 Income (loss) from
  continuing operations.   $ 45     $ 45   $(11)    $ 42   $171     $171   $ 85 $ 90 $ 92 $ 76 $ 89
 Income taxes (benefit).     (4)      (4)    (7)      28      4        4     48   58   59   47   52
 Minority interest......     12       12    --       --      23       23    --   --   --   --   --
                           ----     ----   ----     ----   ----     ----   ---- ---- ---- ---- ----
Income (loss) from
 continuing operations
 before income taxes and
 minority interest......     53       53    (18)      70    198      198    133  148  151  123  141
 Minority interest......     12       12    --       --      23       23    --   --   --   --   --
 Interest and debt
  expense...............    109      109     43       42    222      222     85   76   71   68   74
 Interest component of
  rent..................      2        2      2        2      3        3      3    3    3    3    2
                           ----     ----   ----     ----   ----     ----   ---- ---- ---- ---- ----
 Total earnings
  available for fixed
  charges...............   $176     $176   $ 27     $114   $446     $446   $221 $227 $225 $194 $217
                           ====     ====   ====     ====   ====     ====   ==== ==== ==== ==== ====
FIXED CHARGES(A)
 Interest and debt
  expense...............   $109     $109   $ 43     $ 42   $222     $222   $ 85 $ 76 $ 71 $ 68 $ 74
 Interest component of
  rent..................      2        2      2        2      3        3      3    3    3    3    2
                           ----     ----   ----     ----   ----     ----   ---- ---- ---- ---- ----
 Fixed charges excluding
  preferred stock
  dividend requirements.    111      111     45       44    225      225     88   79   74   71   76
 Preferred stock
  dividend requirements.     20       61    --       --      38      120    --   --   --   --   --
                           ----     ----   ----     ----   ----     ----   ---- ---- ---- ---- ----
 Total fixed charges....   $131     $172   $ 45     $ 44   $263     $345   $ 88 $ 79 $ 74 $ 71 $ 76
                           ====     ====   ====     ====   ====     ====   ==== ==== ==== ==== ====
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends.............   1.34     1.02   0.60 (b) 2.59   1.70     1.29   2.51 2.87 3.04 2.73 2.86
                           ====     ====   ====     ====   ====     ====   ==== ==== ==== ==== ====

--------

(a) Fixed charges consist of interest, exclusive of interest on rate refunds, plus interest capitalized and a portion of operating lease rent expense deemed to be representative of interest.

(b) Earnings were inadequate to cover fixed charges by $18 million due to a special charge for employee separation and asset impairments of $99 million pre-tax.